Exhibit 10.19
EMPLOYMENT AGREEMENT
     THIS AGREEMENT, dated September 11, 2006, is between CARRIAGE SERVICES, INC., a Delaware corporation (the “Company”), and J. BRADLEY GREEN, a resident of Harris County, Texas (the “Employee”).
     1. Employment Term. The Company hereby employs the Employee for a term commencing effective as of October 9, 2006 and, subject to earlier termination as provided in Section 7 hereof, continuing until September 30, 2009 (such term being herein referred to as the “term of this Agreement”). The Employee agrees to accept such employment and to perform the services specified herein, all upon the terms and conditions hereinafter stated.
     2. Duties. The Employee shall serve the Company and shall report to, and be subject to the general direction and control of the Chief Financial Officer of the Company. The Employee shall perform the professional, management and administrative duties of Vice President of Human Resources and General Counsel of the Company. The Employee shall also serve as Vice President and Assistant Secretary of any subsidiary of the Company as requested by the Company, and the Employee shall perform such other duties as are from time to time assigned to him by the Chief Financial Officer as are not inconsistent with the provisions hereof.
     3. Extent of Service. The Employee shall devote his full business time and attention to the business of the Company, and, except as may be specifically permitted by the Company, shall not be engaged in any other business activity during the term of this Agreement. The foregoing shall not be construed as preventing the Employee from making passive investments in other businesses or enterprises, provided, however, that such investments will not require services on the part of the Employee which would in any way impair the performance of his duties under this Agreement.
     4. Compensation. During the term of this Agreement, the Company shall pay the Employee a salary of $15,000.00 per full calendar month of service completed, appropriately prorated for partial months at the commencement and end of the term of this Agreement. The Employee’s salary and benefits will be reviewed annually, but any change therein shall remain in the sole discretion of the Company. The salary set forth herein shall be payable in bi-weekly installments in accordance with the payroll policies of the Company in effect from time to time during the term of this Agreement. The Company shall have the right to deduct from any payment of all compensation to the Employee hereunder (x) any federal, state or local taxes required by law to be withheld with respect to such payments, and (y) any other amounts specifically authorized to be withheld or deducted by the Employee.
     5. Benefits. In addition to the base salary under Section 4, the Employee shall be entitled to participate in the following benefits during the term of this Agreement:
     (i) Consideration for an annual performance-based bonus within the sole discretion of the Company, as may be recommended by the Chief Financial Officer and approved by the Company’s Chief Executive Officer, with a maximum bonus target of 30% of base salary.
     (ii) A one-time inducement bonus in the amount of $20,000, payable in four installments of $5,000 each (in each instance, less applicable withholdings), payable on the first regular payroll date after commencement of employment and continuing on each payroll date thereafter until paid in full.
     (iii) An Award of 20,000 shares of the Company’s Restricted Stock as of the first day of employment, within the meaning of and subject to the terms and conditions of the Company’s 2006 Long Term Incentive Plan (“2006 Plan”) and the related Award Agreement to entered into between the Company and the Employee evidencing such Award; provided that such Award shall vest at the rate of 5,000 shares on each of the first through fourth anniversaries of the date of Award.
     (iv) Eligibility for consideration of future Awards of Restricted Stock or other incentive-based compensation under the terms of the 2006 Plan or one or more of the Company’s other incentive plans, as the Chief Executive Officer in his sole discretion may determine and subject to approval of the Company’s Compensation Committee.
     (v) Three weeks of paid vacation in each calendar year, subject to the Company’s personnel policies respecting such matters.
     (vi) Participation in the Company’s group health and hospitalization program, and inclusion in such other employee benefits, as are available generally to executive-level employees of the Company.
     6. Certain Additional Matters. The Employee agrees that at all times during the term of this Agreement and for a period of two years following any cessation of employment with the Company:
     (a) The Employee will not knowingly or intentionally do or say any act or thing which will or may impair, damage or destroy the goodwill and esteem for the Company of its suppliers, employees, patrons, customers and others who may at any time have or have had business relations with the Company.
     (b) The Employee will not reveal to any third person any difference of opinion, if there be such at any time, between him and the management of the Company as to its personnel, policies or practices.
     (c) The Employee will not knowingly or intentionally do any act or thing detrimental to the Company or its business.

     7. Termination.
     (a) Death. If the Employee dies during the term of this Agreement and while in the employ of the Company, this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate except that the Company shall pay the Employee’s estate that portion of the Employee’s base salary under Section 4 accrued through the date on which the Employee’s death occurred. Such payment of base salary to the Employee’s estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not died.
     (b) Disability. If during the term of this Agreement, the Employee shall be prevented from performing his duties hereunder by reason of disability, and such disability shall continue for a period of six months, then the Company may terminate this Agreement at any time after the expiration of such six-month period. For purposes of this Agreement, the Employee shall be deemed to have become disabled when the Company, upon the advice of a qualified physician, shall have determined that the Employee has become physically or mentally incapable (excluding infrequent and temporary absences due to ordinary illness) of performing his duties under this Agreement. In the event of a termination pursuant to this paragraph (b), the Company shall be relieved of all its obligations under this Agreement, except that the Company shall pay to the Employee (or his estate in the event of his subsequent death) the Employee’s base salary under Section 4 through the date on which such termination shall have occurred, reduced during such period by the amount of any benefits received under any disability policy maintained by the Company. All such payments to the Employee or his estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not become disabled.
     (c) Discharge for Cause. Prior to the end of the term of this Agreement, the Company may discharge the Employee for Cause and terminate this Agreement. In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate other than to pay to the Employee (or his estate in the event of his subsequent death) that portion of the Employee’s salary accrued through the date of termination. For purposes of this Agreement, the Company shall have “Cause” to discharge the Employee or terminate the Employee’s employment hereunder upon (i) the Employee’s commission of any felony or any other crime involving moral turpitude, (ii) the Employee’s failure or refusal to perform all of his duties, obligations and agreements herein contained or imposed by law, including his fiduciary duties, to the reasonable satisfaction of the Company, (iii) the Employee’s commission of acts amounting to gross negligence or willful misconduct to the material detriment of the Company, or (iv) the Employee’s breach of any provision of this Agreement or uniformly applied provisions of the Company’s employee handbook or other personnel policies, including without limitation, its Code of Business Conduct and Ethics.
     (d) Discharge Without Cause. Prior to the end of the term of this Agreement, the Company may discharge the Employee without Cause (as defined in paragraph (c) above) and terminate this Agreement. In such case this Agreement shall automatically terminate and the Company shall have no further obligation to the Employee or his estate, except that the Company shall continue to pay to the Employee (or his estate in the event of his subsequent death) the Employee’s base salary under Section 4 for a period of twelve months following the date of discharge. In addition, if following the date of such discharge, the Employee becomes eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) and properly elects such coverage, the Company shall reimburse the Employee or pay on his behalf the amount of the premiums under COBRA for the Company’s group health and hospitalization insurance coverage which the Employee had in effect as of the date of discharge, for so long during such 12-month period as he remains eligible for COBRA coverage. All such payments and benefits to the Employee or his estate shall be made in the same manner and at the same times as they would have been paid to the Employee had he not been discharged.
     8. Restrictive Covenants. The Employee acknowledges that in the course of his employment with the Company as a member of the Company’s senior executive and management team, he will have access to confidential and proprietary business information of the Company and its affiliates, and will develop through such employment business systems, methods of doing business, and contacts within the death care industry, all of which will help to identify him with the business and goodwill of the Company. Consequently, it is important that the Company protect its interests in regard to such matters from unfair competition. The parties therefore agree that for so long as the Employee shall remain employed by the Company and, if the employment of the Employee ceases for any reason (including voluntary resignation), then for a period of two (2) years thereafter, the Employee shall not, directly or indirectly:
     (i) alone or for his own account, or as a officer, director, shareholder, partner, member, trustee, employee, consultant, advisor, agent or any other capacity of any corporation, partnership, joint venture, trust, or other business organization or entity, encourage, support, finance, be engaged in, interested in, or concerned with (x) any of the companies and entities described on Schedule I hereto, except to the extent that any activities in connection therewith are confined exclusively outside the Continental United States, or (y) any other business within the death care industry having an office or being conducted within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its subsidiaries at the time of such termination;
     (ii) induce or assist anyone in inducing in any way any employee of the Company or any of its subsidiaries to resign or sever his or her employment or to breach an employment contract with the Company or any such subsidiary; or
     (iii) own, manage, advise, encourage, support, finance, operate, join, control, or participate in the ownership, management, operation, or control of or be connected in any manner with any business which is or may be in the funeral, mortuary, crematory, cemetery or burial insurance business or in any business related thereto (x) as part of any of the companies or entities listed on Schedule I, or (y) otherwise within a radius of fifty (50) miles of any funeral home, cemetery or other death care business owned or operated by the Company or any of its subsidiaries at the time of such termination.

     Notwithstanding the foregoing, the above covenants shall in no event prohibit the passive ownership of not more than one percent (1%) of the outstanding voting securities of any entity within the death care industry. In addition, the foregoing shall not be construed as restricting the right of the Employee to engage in the practice of law after termination of employment that would cause the Employee to violate Rule 5.06 of the Texas Disciplinary Rules of Professional Conduct, it being acknowledged, however, that as a result of the Employee’s having access to confidential and privileged information of the Company and its subsidiaries during the course of employment, the Employee will be presumed to have a conflict of interest preventing him from providing legal services to any of the companies or entities listed on Schedule I for at least the duration of the covenants described in this Section 8.
     The foregoing covenants shall not be held invalid or unenforceable because of the scope of the territory or actions subject hereto or restricted hereby, or the period of time within which such covenants respectively are operative, but the maximum territory, the action subject to such covenants and the period of time they are enforceable are subject to any determination by a final judgment of any court which has jurisdiction over the parties and subject matter.
     9. Confidential Information; Copyrightable Material. The Employee acknowledges that in the course of his employment by the Company he will receive certain trade secrets, management methods, financial and accounting data (including but not limited to reports, studies, analyses, spreadsheets and other materials and information), operating techniques, prospective acquisitions, employee lists, training manuals and procedures, personnel evaluation procedures, and other confidential information and knowledge concerning the business of the Company and its affiliates (hereinafter collectively referred to as “Information”) which the Company desires to protect. The Employee understands that the Information is confidential and he agrees not to reveal the Information to anyone outside the Company so long as the confidential or secret nature of the Information shall continue. The Employee further agrees that he will at no time use the Information in competing with the Company. Upon termination of this Agreement, the Employee shall surrender to the Company all papers, documents, writings and other property produced by his or coming into his possession by or through his employment or relating to the Information and the Employee agrees that all such materials will at all times remain the property of the Company. The Employee acknowledges that all materials and other copyrightable works and subject matter (regardless of whether or not constituting “Information”) produced by the Employee within the scope of his employment (regardless of whether or not denoted as copyrighted material) shall be deemed “works made for hire” and shall be owned by and proprietary to the Company and may not be used or reproduced in whole or in part without the Company’s prior written consent.
     10. Remedies. The parties recognize that the services to be rendered under this Agreement by the Employee are special, unique, and of extraordinary character, and that in the event of the breach by the Employee of the covenants contained in Section 8 or Section 9 hereof, the Company may suffer irreparable harm as a result. The parties therefore agree that, in the event of any breach or threatened breach of any of such covenants, the Company shall be entitled to specific performance or injunctive relief, or both, and may, in addition to and not in lieu of any claim or proceeding for damages, institute and prosecute proceedings in any court of competent jurisdiction to enforce through injunctive relief such covenants. In addition, the Company may, if it so elects, suspend (if applicable) any payments due under this Agreement pending any such breach and offset against any future payments the amount of the Company’s damages arising from any such breach. The Employee agrees to waive and hereby waives any requirement for the Company to secure any bond in connection with the obtaining of such injunction or other equitable relief.
     11. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed to have been delivered on the date personally delivered or three business days after the date mailed, postage prepaid, by certified mail, return receipt requested, or when sent by telex or telecopy and receipt is confirmed, if addressed to the respective parties as follows:

If to the Employee:	Mr. J. Bradley Green
3032 Del Monte
Houston, TX 77019

If to the Company:	Carriage Services, Inc.
3040 Post Oak Blvd, Suite 300
Houston, Texas 77056
Attn: Chief Financial Officer
Either party hereto may designate a different address by providing written notice of such new address to the other party hereto.
     12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such provision or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     13. Assignment. This Agreement may not be assigned by the Employee. Neither the Employee nor his estate shall have any right to commute, encumber or dispose of any right to receive payments hereunder, it being agreed that such payments and the right thereto are nonassignable and nontransferable.
     14. Binding Effect. Subject to the provisions of Section 13 of this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties hereto, the Employee’s heirs and personal representatives, and the successors and assigns of the Company.
     15. Captions. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     16. Complete Agreement. This Agreement represents the entire agreement between the parties concerning the subject hereof and supersedes all prior agreements and arrangements between the parties concerning the subject thereof.

     17. Governing Law; Venue. A substantial portion of the Employee’s duties under this Agreement shall be performed at the Company’s corporate headquarters in Houston, Texas, and this Agreement has been substantially negotiated and is being executed and delivered in the State of Texas. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Texas. Any suit, claim or proceeding arising under or in connection with this Agreement or the employment relationship evidenced hereby must be brought, if at all, in a state district court in Harris County, Texas or federal district court in the Southern District of Texas, Houston Division. Each party submits to the jurisdiction of such courts and agrees not to raise any objection to such jurisdiction.
     18. Counterparts. This Agreement may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date and year first above written.

CARRIAGE SERVICES, INC.

By:	/s/ Joseph Saporito

JOSEPH SAPORITO, Executive Vice President
and Chief Financial Officer

/s/ J. Bradley Green

J. BRADLEY GREEN

SCHEDULE I
TO
EMPLOYMENT AGREEMENT
(J. BRADLEY GREEN)
1.	The following entities, together with all Affiliates thereof:
Service Corporation International
Alderwoods Group, Inc.
Stewart Enterprises, Inc.
Keystone Group Holdings, Inc.
Meridian Mortuary Group, Inc.
StoneMor Partners LP
Hamilton Group, Inc.
Century Group
Saber Group
Thomas Pierce & Co.
For purposes of the foregoing, an “Affiliate” of an entity is a person that directly or indirectly controls, is under the control of or is under common control with such entity.

2.	Any new entity which may hereafter be established which acquires any combination of ten or more funeral homes and/or cemeteries from any of the entities described in 1 above.

3.	Any funeral home, cemetery or other death care enterprise which is managed by any entity described in 1 or 2 above.